Exhibit 10.30
LEASE
2981 Route 22
Patterson, New York
Lease dated February 27, 2003
ARTICLE I: REFERENCE DATA
1.1 Subjects Referred To
Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

LANDLORD	JRS Pharma LP

LANDLORD’S NOTICE ADDRESS	JRS Pharma LP c/o John F. Koryto, Esq.
Miller, Johnson, Snell and Cumsikey, P.L.C.
303 N. Rose Street, Ste. 600
Kalamazoo, MI 49007-3850
TENANT:	Penwest Pharmaceuticals Co.

TENANT’S NOTICE ADDRESS:	2981 Route 22 Patterson, NY 12563

COMMENCEMENT DATE:	February 27, 2003

BUILDING:	2981 Route 22
Patterson, NY

TENANT’S SPACE	14,382 rentable square feet of rentable space in the Building, as shown on the floor plan attached as Exhibit A hereto

RENTABLE AREA OF TENANT’S SPACE:	14,382 rentable square feet

INITIAL TERM:	Two (2) years

EXTENSION TERMS:	As set forth in Section 2.4

TERM:	Initial Term plus any Extension Terms, if exercised

ANNUAL RENT:	$12.00 per rentable square foot (i.e., $172,584.00 per annum and $14,382.00 monthly), subject to the two-year abatement described in Section 2.5

OPERATING EXPENSES:	Paid by Tenant pursuant to Section 2.5

RENTABLE AREA OF THE BUILDING:	49,623 rentable square feet

PERMITTED USES:	Laboratory, research and development, and general office

COMMERCIAL GENERAL LIABILITY INSURANCE:	Personal Injury and Property Damage Limits — $1,000,000 each
1.2 Exhibits. There are incorporated as a part of this Lease:
EXHIBIT A — Floor Plan of the Premises
EXHIBIT B — Landlord’s Services
1.3 Table of Articles and Sections

ARTICLE I: REFERENCE DATA	1

1.1 Subjects Referred To	1
1.2 Exhibits. There are incorporated as a part of this Lease:	2
1.3 Table of Articles and Sections	2

ARTICLE II: PREMISES, TERM AND RENT	4

2.1 The Premises	4
2.2 Rights to Use Common Facilities	4
2.3 Landlord’s Reservations	5
2.4 Habendum; Tenant’s Space; Term; Extensions	5
2.5 Monthly Rent Payments	5
2.6 Additional Rent for Operating Expenses	5

ARTICLE III: DELIVERY AND ALTERATIONS	9

3.1 Delivery	9
3.2 Alterations and Additions	9
3.3 General Provisions Applicable to Construction	9

ARTICLE IV: LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS	10

4.1 Services Furnished by Landlord	10
4.2 Additional Services Available to Tenant	10
4.3 Roof, Wall, Floor Slab, and Facility Repair	10
4.4 Access	10
4.5 Heat and Air Conditioning	10
4.6 Quiet Enjoyment	11
4.7 Interruptions and Delays in Service and Repairs, etc.	11

ARTICLE V: TENANT’S COVENANTS	12

5.1 Payments	12
5.2 Repair and Yield Up	12
5.3 Use	12
5.4 Obstructions, Items Visible from Exterior; Rules and Regulations	13
5.5 Safety Appliances	13
5.6 Assignment; Sublease	13
5.7 Indemnity; Insurance	13
5.8 Personal Property at Tenant’s Risk	14
5.9 Right of Entry	14
5.10 Personal Property Taxes	14
5.11 Signs	14
5.12 Compliance with Insurance Regulations	14

ARTICLE VI: CASUALTY AND TAKING	15

6.1 Termination or Restoration; Rent Adjustment	15
6.2 Eminent Domain	15

ARTICLE VII: DEFAULT	16

7.1 Events of Default	16
7.2 Damages	16

ARTICLE VIII: MISCELLANEOUS	18

8.1 Computation of Rental Floor Areas	18
8.2 Notice of Lease; Consent and Approval; Notices; Bind and Inure	18
8.3 Failure to Enforce	18
8.4 Acceptance of Partial Payments of Rent; Delivery of Keys	18
8.5 Cumulative Remedies	19
8.6 Partial Invalidity	19
8.7 Self-Help	19
8.8 Estoppel Certificate	19
8.9 Waiver of Subrogation	19
8.10 All Agreements Contained	20
8.11 Brokerage	20
8.12 Submission Not an Option	20
8.13 Applicable Law	20

8.14 Waiver of Jury Trial	20
8.15 Holdover	20
8.16 Force Majeure	20
8.17 Compliance with Laws and Insurance Policies	21

ARTICLE IX: RIGHTS OF PARTIES HOLDING PRIOR INTERESTS	22

9.1 Lease Subordinate	22
9.2 Assignment of Rents	22
9.3 Implementation of Article IX	23
ARTICLE II: PREMISES, TERM AND RENT
2.1 The Premises
Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Tenant’s Space in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, but including all tenant special installations, stairs, special flues, dumbwaiter shafts and special air conditioning facilities, specially installed or leased telephone or electric switchboard, and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and any toilets located on such floor. Tenant’s Space with such exclusions is hereinafter referred to as the “Premises.” In addition, Tenant shall have the right to use, maintain and replace the modular structure currently adjacent to the Premises and to add, use, maintain and replace a second, similar modular structure in the general vicinity of the existing modular structure during the Term of this Lease. Tenant’s right to replace the modular structures is subject to Landlord’s consent, which consent is not to be unreasonably withheld. “Property” means the Building and the land on which the Building is located (the “Lot”). Without limiting the foregoing, it is expressly agreed that the Premises include all personal property and equipment owned by or for the benefit of Landlord and located in Tenant’s Space on the date hereof, if any.
Tenant shall build a demising wall reasonably acceptable to Landlord and Tenant at Tenant’s expense as shown on the floor plan attached as Exhibit A. Tenant shall have no obligation to remove the demising wall at the expiration of the Term.
2.2 Rights to Use Common Facilities
Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to all occupants of the Building from time to time made by Landlord of which Tenant is given notice, the lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others.

2.3 Landlord’s Reservations
Landlord reserves the right from time to time, without unreasonable interference to Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises, to the extent the same can be accomplished without material additional cost to Landlord.
2.4 Habendum; Tenant’s Space; Term; Extensions
Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as provided in Section 6.1 or Article VII.
Tenant shall have the right to extend the Term with respect to Tenant’s Space for three (3) additional one (1) year periods, on all of the same terms and conditions (including Annual Rent rate) as are in force at the expiration of the Initial Term, by providing Landlord with prior written notice at least three (3) months before the end of the Initial Term. Upon the expiration of the Extension Terms, the Term shall not be further extended or deemed extended, but shall expire and terminate.
2.5 Monthly Rent Payments
Tenant shall pay, without notice, demand, offset or deduction, monthly installments of 1/12 of the Annual Rent in advance on the first day of each month during the Term. Notwithstanding the foregoing, Annual Rent for the first two (2) years of the Term shall be abated in its entirety, and Tenant shall have no obligation to commence payments of Annual Rent until March 1, 2005. During this two (2) year period, Tenant will nevertheless be responsible for its proportionate share of Operating Expenses, pursuant to Section 2.6.
2.6 Additional Rent for Operating Expenses
This Lease is intended by the parties hereto to be a so-called “net” lease and, to the end that the Annual Rent shall be received by the Landlord net of all costs and expenses related to the Property, the Building and the Premises, except as expressly set forth herein, the Tenant agrees to pay, in addition to the Tenant’s obligations with respect to real estate taxes, insurance premiums, utilities costs, costs of repairs and maintenance and other costs which are specifically set forth herein, to the Landlord within thirty (30) days after demand therefor, as Additional Rent, (a) any and all charges, costs, expenses, and obligations of every kind and nature whatever as the Landlord may from time to time actually incur in good faith with regard to the Premises or the operation or maintenance thereof, except as otherwise expressly agreed in this Lease, including, without limiting the generality of the foregoing, reasonable attorneys’ fees incurred by the Landlord in connection with any amendments to, consents under and subleases and assignments of this Lease requested by the Tenant and in connection with the enforcement of rights and pursuit of the remedies of the Landlord under this Lease (whether during or after the expiration or termination of the Term of this Lease), and (b) 28.98%, or such other percentage as the rentable square footage of the Tenant’s Space bears to the rentable square footage of the Building from time to time (“Tenant’s Proportionate Share”) of Operating Expenses (as hereinafter defined). Operating Expenses shall be paid monthly in advance on the basis of Landlord’s reasonable estimate of Operating Expense projections for the calendar year in question. On or before April 1 of the year following the calendar year in question, Landlord shall deliver to Tenant its annual statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Operating Expenses paid or incurred by Landlord during the preceding calendar year. Within thirty (30) days after Tenant’s receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall receive the entire amount of Tenant’s share of such costs and expenses for such period.
“Operating Expenses” shall mean any and all reasonable charges, costs and expenses which the Landlord may from time to time actually incur with respect to the operation and maintenance of the Building and the Property, including, without limitation, (i) making general repairs to and undertaking maintenance of the Building and the Property; (ii) providing utilities, including heat, water, sewer, electricity, air conditioning and ventilation to common areas of the Building used by Tenant; (iii) providing daily cleaning and rubbish removal; (iv) providing watering, landscaping and lawn care for the Property; (v) sanding, plowing and removal of snow and ice from driveways, walkways and parking areas; and (vi) maintaining casualty and liability insurance with respect to the Premises, the Building and the Property. Notwithstanding the foregoing, Operating Expenses shall not include the following:
     (i) Any ground or underlying lease rental;
     (ii) Bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Lot;
     (iii) Costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles; except that capital improvements made to effect cost savings or to comply with applicable law shall be included, but shall be amortized over their useful life determined in accordance with generally accepted accounting practices, with only the annual amortized portion being included in Operating Expenses for any particular year;
     (iv) Rentals for items which if purchased, rather than rented, would constitute a capital cost;
     (v) Costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;
     (vi) Depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;
     (vii) Advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants;
     (viii) Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;
     (ix) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;
     (x) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;
     (xi) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;
     (xii) Management or administrative fees or overhead charges;
     (xiii) Salaries and other benefits paid to the employees of Landlord, except as allocated reasonably for employees below the level of building manager whose duties relate solely or primarily to Building maintenance;
     (xiv) Rent for any office space occupied by Building management personnel;
     (xv) Amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;
     (xvi) Landlord’s general corporate overhead and general and administrative expenses;
     (xvii) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
     (xviii) Services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services;
     (xix) All assessments and premiums which can be paid by Landlord in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid;
     (xx) Costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;
     (xxi) Costs arising from Landlord’s charitable or political contributions;
     (xxii) Costs for sculpture, paintings or other objects of art; and
     (xxiii) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants.
In the event Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire calendar year 2002, Operating Expenses for calendar year 2002 shall be deemed increased by the amount Landlord would have incurred during the calendar year 2002 with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire calendar year 2002. As an illustration of the foregoing, any additional annual premium resulting from any new forms of insurance, any increase in insurance limits or coverage, or any decrease in deductibles in any year after calendar year 2002, shall be deemed to be included in Operating Expenses for calendar year 2002.
Landlord shall keep, in the Building manager’s office, complete books and records regarding Operating Expenses. All records shall be retained for at least three (3) years. Tenant shall have the right to audit such records at any time upon reasonable written notice to Landlord. If such audit reveals that Tenant’s pro rata share of any Operating Expenses has been overstated, then Landlord shall immediately refund the overpayment plus interest at an annual rate equal to the then average prime commercial rate from time to time established by the two largest national banks in New York, New York, plus four percent (4%) (but not in excess of the maximum rate allowed by law) (the “Interest Rate”) and if overstated by more than three percent (3%), Landlord shall promptly upon demand reimburse Tenant for the costs of such audit.
[END OF ARTICLE II]

ARTICLE III: DELIVERY AND ALTERATIONS
3.1 Delivery
The Premises shall be delivered to Tenant on the Commencement Date in their “As-Is” condition.
3.2 Alterations and Additions
Tenant shall not make any alterations and additions to the Premises, except in accordance with plans and specifications prepared by an architect, and constructed by a contractor, first approved by Landlord, in writing, which approval shall not be unreasonably withheld, provided that Tenant may make non-structural alterations to the Premises not visible from the exterior of the Premises, the removal of which shall not damage the Premises, without Landlord’s approval thereof. Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (a) involve or might affect any structural or exterior element of the Building or any area or element or any facility serving any area of the Building, or (b) will require unusual expense to readapt the Premises to normal laboratory, research and development or office use on Lease termination or increase the cost of insurance or taxes on the Building or of the services called for by Section 4.1 and Landlord shall not be deemed unreasonable for withholding its approval of any contractor who will not work in harmony with other contractors in the Building. All alterations and additions shall become a part of the Building (excluding Tenant’s movable trade fixtures, equipment and other personal property). All of Tenant’s alterations and additions and installations, furnishings and equipment shall be coordinated with any work being performed by Landlord and shall be performed in such manner and by such persons as shall maintain harmonious labor relations and not cause any damage to the Building or Lot or interfere with Building operation. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and immediately to discharge any such liens which may so attach.
3.3 General Provisions Applicable to Construction
All construction work required or permitted by this Lease by Landlord and Tenant shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any person hereafter designated by notice to the party relying.
[END OF ARTICLE III]

ARTICLE IV: LANDLORD’S COVENANTS;
INTERRUPTIONS AND DELAYS
Landlord covenants during the Term:
4.1 Services Furnished by Landlord
To furnish a water supply (including all potable water supplies for Tenant’s employees) consistent with Tenant’s customary volumetric requirements and in accordance with all applicable laws, and wastewater treatment consistent with Tenant’s customary requirements and in accordance with all applicable laws. To furnish services, utilities, facilities and supplies set forth in Exhibit B equal in quality to those customarily provided by landlords in comparable buildings in the Patterson, New York area (but at least to the standard currently in effect at the Building), or as otherwise contemplated in the Transitional Services Agreement entered into by Landlord and Tenant on or about the date hereof.
4.2 Additional Services Available to Tenant
To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar laboratory, research and development, and office buildings in the Patterson, New York area upon reasonable advance request of Tenant at rates equal to the cost to Landlord to provide the same.
4.3 Roof, Wall, Floor Slab, and Facility Repair
Except as otherwise provided in Article VI, to make such repairs to the roof, walls, floor slabs, and common areas, and all electrical, plumbing, mechanical and other facilities and systems serving the Building or any part thereof (including the Premises), whether located within the Premises or not, as may be necessary to keep them in serviceable condition.
4.4 Access
Except in case of emergency and necessary Building shutdowns, to provide Tenant access to the Premises twenty-four hours per day, 365 days per year.
4.5 Heat and Air Conditioning
To provide heat and air conditioning to the Premises to keep the Premises at customary temperatures for comparable laboratory, research and development and office buildings in the Patterson, New York area during business days (Monday through Friday between the hours of 8:00 a.m. and 6:00 p.m.) and on Saturdays between the hours of 8 a.m. and 12 p.m., except legal holidays. In the event that Tenant requests that Landlord provide heating or air conditioning at any time other than as specifically stated herein, Tenant shall pay as additional rent to Landlord the cost to Landlord to provide the same, and such payment shall be made within thirty days following invoice therefor.

4.6 Quiet Enjoyment
That Tenant on paying the rent and performing the tenant obligations in this Lease shall peacefully and quietly have, hold and enjoy the Premises, subject to all of the terms and provisions hereof.
4.7 Interruptions and Delays in Service and Repairs, etc.
Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur, unless, in each case the same continues for longer than three business days and is due to Landlord’s negligence or willful misconduct. In case Landlord is prevented or delayed, for not more than three business days, from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control including without limitation, the causes set forth in Section 8.16 hereof as being reasonably beyond Landlord’s control, Landlord shall not liable to Tenant therefor, nor except as expressly otherwise provided in Section 6.1 shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.
Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage Landlord shall exercise diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any stoppage and will use diligent efforts to avoid unnecessary inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy services or as may be required to comply with applicable laws, codes, rules, regulations or standards.
[END OF ARTICLE IV]

ARTICLE V: TENANT’S COVENANTS
Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:
5.1 Payments
To pay when due all Annual Rent and all charges for Operating Expenses and all charges for additional services rendered pursuant to Section 4.2. If any installment of Annual Rent or other charge hereunder is paid more than five (5) days after the due date thereof, it shall bear interest from such due date at an annual rate equal to the Interest Rate, which interest shall be immediately due and payable as additional rent.
5.2 Repair and Yield Up
Except as otherwise provided in Article VI and Section 4.3, to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows and doors (except glass in exterior walls of the Building unless the damage thereto is attributable to Tenant’s negligence or misuse) of the Premises whole and in good condition with glass of the same quality as that injured or broken. At the expiration or termination of the Term, Tenant shall yield up Tenant’s Space, and in each case along with all alterations and additions (other than alterations and additions which Landlord, at the time it granted consent to the alteration or addition in question, required be removed at the expiration of the Term, which alterations or additions Tenant shall remove, repairing any damage caused by such removal), in good order, repair and condition, reasonable wear and tear excepted, first removing all goods and effects of Tenant which Tenant elects to remove.
All articles of personal property and all trade fixtures, office machines and equipment (including without limitation all those items listed in Section 1.1(b) of that certain Purchase Agreement between Landlord and Tenant dated as of the date hereof (the “Purchase Agreement”)), furniture and movable partitions owned by Tenant or installed by Tenant at its expense in Tenant’s Space shall be and remain the property of Tenant and may be removed by Tenant at any time during the Initial Term or applicable Extension Terms, or may be left by Tenant upon the expiration thereof.
Tenant currently has a wastewater discharge permit for the Building which it will transfer to Landlord. Landlord shall maintain the wastewater discharge permit with its current terms and conditions for the duration of the Term.
5.3 Use
Not to use the Premises for any purpose other than the Permitted Uses; not to permit in the Premises any auction, fire, “going out of business” or bankruptcy sales; not to use the Premises for any purpose which is disorderly, improper, offensive, or is liable to create a nuisance or is contrary to law or ordinance, or which is liable to render necessary any alteration or addition to the Building; not to injure or deface the Premises, Building or Lot; and not to make or permit any waste; not to dump, flush, or in any way introduce any hazardous or toxic substances into the sewage or other waste disposal system serving the Premises or the Building unless in compliance with law. Notwithstanding anything to the contrary, Landlord makes no representation that the Premises are fit for a particular use or purpose including, without limitation, the Permitted Uses specified herein, except as otherwise required by law.
5.4 Obstructions, Items Visible from Exterior; Rules and Regulations
Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Lot used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches.
5.5 Safety Appliances
To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal laboratory, research and development and office uses, and to procure all licenses and permits so required because of such use; provided the foregoing shall not require Tenant to incur any capital expense.
5.6 Assignment; Sublease
Tenant shall not assign or mortgage the Lease or make any sublease of the Premises without first obtaining Landlord’s consent, which Landlord may withhold in its sole discretion. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, but upon notice to Landlord, sublet all or a portion of the Premises or assign Tenant’s interest in this Lease to: (i) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by or is under common control with Tenant, (ii) a successor entity to Tenant resulting from merger, consolidation, non-bankruptcy reorganization or any governmental action, or (iii) a purchaser of all or any significant portion of Tenant’s stock or assets.
5.7 Indemnity; Insurance
To indemnify, defend and hold harmless the Landlord from and against any and all liability, loss, damage, cost, expense and claims (including, without limitation, reasonable attorneys’ fees), which the Landlord may suffer, incur or be required to pay and which arises out of or relates in any manner to: any breach or default on the part of Tenant in the payment, performance or observance of any of the rents, covenants, agreements, or conditions on the part of Tenant to be paid, performed or observed pursuant to the terms and provisions of this Lease; any act, omission or negligence of Tenant or any of its respective agents, contractors, servants, employees, licensees or undertenants; and any accident, injury, death or damage of whatever nature to any person, firm or corporation occurring during the term of this Lease, in, on or about the Premises or any portion thereof, or upon or under the sidewalks, driveways, roads or areas adjoining same except if due to the negligence or willful misconduct of Landlord or its agents.

5.8 Personal Property at Tenant’s Risk
That all of the furnishings, fixtures, equipment, inventory, effects and property of every kind, nature and description owned by Tenant which during the continuance of this Lease or any occupancy of the Premises by Tenant may be on the Premises or elsewhere in the Building or on the Lot, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord (unless due to Landlord’s gross negligence or willful misconduct), except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law.
5.9 Right of Entry
To permit Landlord and its agents upon reasonable advance notice: to examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, additions, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing (if such consent was required); and to show the Premises to prospective mortgagees at all reasonable times. In case of emergency, Landlord or its representatives may enter the Premises at any time.
5.10 Personal Property Taxes
To pay promptly when due all taxes which may be imposed upon personal property owned by Tenant (including without limitation, fixtures and equipment) and located in the Premises to whomever assessed.
5.11 Signs
Not to erect any signs or lettering visible from the exterior of the Premises or attach any awnings or canopies to the exterior of the Premises without obtaining Lessor’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may maintain the signs currently at the Building to identify Tenant and Tenant’s Space. Tenant shall have no obligation to remove any signs at the expiration or earlier termination of the Term.
5.12 Compliance with Insurance Regulations
Not to do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the terms of the Landlord’s current fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any state or other similar body having jurisdiction.
[END OF ARTICLE V]

ARTICLE VI: CASUALTY AND TAKING
6.1 Termination or Restoration; Rent Adjustment
In case during the Term all or any substantial part of the Premises or the Building or the Lot are damaged materially by fire or other casualty or are taken by eminent domain (and, in the event the Premises are not substantially damaged or taken, Landlord elects to cease business operations at the Building or to substantially demolish and reconstruct the Building), this Lease shall terminate at either Tenant’s or Landlord’s election, which may be made notwithstanding that Landlord’s entire interest may have been divested, by notice given to the other party within fifteen (15) days after the election to terminate arises specifying the effective date of termination. The effective date of termination specified shall not be less than thirty (30) nor more than sixty (60) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage or taking, subject, however, to the following provisions. If in any such case the Premises are damaged and this Lease is not so terminated, Landlord shall use due diligence to put the Premises, or in case of taking what may remain thereof (excluding in case of both casualty and taking any items installed or paid for by Tenant) into proper condition for use and occupation subject to zoning and building codes and other laws, rules and regulations then in effect. A just proportion of the Annual Rent and additional rent according to the nature and extent of the injury shall be abated from the date of such casualty or taking until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Rent and additional rent shall be abated for the remainder of the Term.
6.2 Eminent Domain
Landlord reserves to itself any and all rights to receive awards made for damages to the Building and Lot accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Nothing contained herein shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any separate award to Tenant for loss or damage to Tenant’s equipment and other personal property or Tenant’s relocation costs.
[END OF ARTICLE VI]

ARTICLE VII: DEFAULT
7.1 Events of Default
If any default by Tenant continues after notice, in case of Annual Rent or other sums due hereunder for more than five (5) days, or in any other case for more than thirty (30) days and such additional time not to exceed ninety (90) days, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or if Tenant becomes insolvent or fails to pay its debts as they fall due; or if Tenant makes any trust mortgage or assignment for the benefit of creditors; or if Tenant proposes any composition, arrangement, reorganization or recapitalization with creditors; or if Tenant’s leasehold hereunder or any substantial part of the property of Tenant is taken on execution or other process of law; or if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant, and, in either case, if such appointment or taking of possession is not terminated within ninety (90) days after it first occurs; or if a petition is filed by or with the consent of Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors; or if a petition is filed against Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within ninety (90) days thereafter, or if Tenant dissolves or is dissolved or liquidated or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation; then in any such case, Landlord may immediately, or at any time while such default exists, terminate this Lease by notice to Tenant, in which event this Lease shall terminate and come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
7.2 Damages
In the event that this Lease is terminated under any of the provisions contained in Section 7.1, Tenant covenants to pay forthwith to Landlord, as compensation, all sums which were due prior to the date of such termination and Tenant shall pay on the days originally fixed herein for the payment thereof amounts equal to the installments of rent and any and all other charges, if any, as they would have become due if this Lease had not been terminated.
As a second alternative, at the election of Landlord, Tenant will, at the time of such termination, pay to Landlord, as liquidated damages, the amount of the excess, if any, of the present value at the time of termination of the total rent and other benefits which would have accrued to Landlord under this Lease over and above the fair market value (in advance) of the Premises for the balance of the Term.
Tenant agrees that Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent for a reasonable time. The failure of Landlord to re-let the Premises or any part thereof shall not release or affect Tenant’s liability. Any suit brought to collect the amount of deficiency for any month shall not prejudice the right of Landlord to collect the deficiency for any subsequent month by a similar proceeding. In the event the Premises are re-let by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord, after deduction of all expenses incurred in connection with Tenant’s default, re-letting the Premises and in collecting the rent.
Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
[END OF ARTICLE VII]

ARTICLE VIII: MISCELLANEOUS
8.1 Computation of Rental Floor Areas
All calculations of floor areas in this Lease are deemed to be conclusive.
8.2 Notice of Lease; Consent and Approval; Notices; Bind and Inure
The titles of the Articles are for convenience only and are not to be considered in construing this Lease. Tenant agrees not to record this Lease. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing. Communications shall be addressed if to Landlord at Landlord’s Notice Address, Attention: John F. Koryto, Esq., or at such other address as may have been specified by prior notice to Tenant, and if to Tenant, at Tenant’s Notice Address, Attention: Chief Financial Officer, or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served if hand delivered by a recognized courier or overnight delivery service or if mailed by registered or certified mail, return receipt requested and shall be deemed given when so delivered or 5 days after deposited with the U.S. Postal Service. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during its period of ownership.
8.3 Failure to Enforce
The failure of Landlord or Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Annual Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant, to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
8.4 Acceptance of Partial Payments of Rent; Delivery of Keys
No acceptance by Landlord of a lesser sum than the Annual Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or surrender of the Premises.

8.5 Cumulative Remedies
The specific remedies to which Landlord may resort under the terms of this Lease are cumulative. In addition to other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
8.6 Partial Invalidity
If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.
8.7 Self-Help
If Tenant shall at any time default in the performance of any of its obligations under this Lease, Landlord shall have the right (but shall not be obligated), following 30 days’ advance notice to Tenant specifying that Landlord elects to exercise self help, and unless Tenant has commenced cure during such 30 day period and pursues the cure to completion thereafter, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at an annual rate equal to the Interest Rate) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand.
8.8 Estoppel Certificate
Landlord and Tenant agree from time to time, upon not less than fifteen (15) days’ prior written request by the other, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect and that such party is not aware of any uncured defaults of the other party under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any known defaults, setting them forth in reasonable detail), and the dates to which the Annual Rent and other charges have been paid. Any such statement delivered pursuant to this Section 8.8 may be relied upon by a prospective purchaser or mortgagee of the Premises or any prospective assignee of any mortgagee of the Premises. Failure of Landlord or Tenant to respond to such request within such time shall be deemed an acknowledgment by such party that the facts recited in the request are correct.
8.9 Waiver of Subrogation
Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the recovery received thereunder.
8.10 All Agreements Contained
This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.
8.11 Brokerage
Each of Landlord and Tenant warrants that it has had no dealings with any broker or agent in connection with the Lease, and covenants to defend, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent claiming by or through the indemnifying party with respect to dealings in connection with this Lease or the negotiation thereof.
8.12 Submission Not an Option
The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and it is not effective as a lease or otherwise until the execution by and delivery to both Landlord and Tenant.
8.13 Applicable Law
This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of New York.
8.14 Waiver of Jury Trial
Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease or the relationship of Landlord and Tenant hereunder.
8.15 Holdover
Should Tenant holdover in occupancy of the Premises or any applicable part thereof after the expiration of the Initial Term or the Extension Terms, as applicable, it shall be liable to Landlord for each day of such holding over for rent equal to one and one-half times the Annual Rent rate in effect at the end of the Initial Term or the Extension Terms for the space being held over, as applicable, prorated on a daily basis, as Landlord’s sole remedy.
8.16 Force Majeure
Except as otherwise expressly set forth in this Lease, in any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion,

fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.
8.17 Compliance with Laws and Insurance Policies
Tenant, at its own expense, shall comply with all laws, orders and regulations of Federal, State, County and City Authorities relating to its use of the Premises and its operations therein (including without limitation those related to hazardous materials), provided, however, that the foregoing shall not be interpreted to require Tenant to make any changes or modifications to the Premises or Building, including without limitation, the structural components or mechanical systems of the Building or Premises.
[END OF ARTICLE VIII]

ARTICLE IX: RIGHTS OF PARTIES HOLDING PRIOR INTERESTS
9.1 Lease Subordinate
This Lease shall be subject and subordinate to any mortgage now or hereinafter placed on the Lot or Building, or both, or any portion or portions thereof which are separately and together hereinafter in this Article IX referred to as “the mortgaged premises”, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, increases, consolidations, replacements and extensions thereof and all substitutions therefor; provided any such mortgagee recognizes this Lease and all of Tenant’s rights hereunder as though this Lease were prior to any such mortgage. The foregoing provision shall be self-operative and no further instrument of subordination or recognition shall be required. In confirmation of such subordination, Tenant shall execute and deliver upon request a subordination, non-disturbance and attornment agreement in form reasonably acceptable to Tenant and the applicable mortgagee.
Notwithstanding the foregoing, no mortgagee, or any purchaser at a foreclosure sale or otherwise, shall be:
(a)	liable for any act or omission of a prior Landlord (including the Landlord), except to the extent the same is continuing; or

(b)	subject to any offset or defenses which the Tenant might have against any prior landlord (including the Landlord), except to the extent the cause thereof continues; or

(c)	bound by any agreement or modification of the Lease made without the consent of the mortgagee; or

(d)	personally liable under this Lease and the mortgagee’s liability under the Lease shall be limited to the ownership interest of the mortgagee in the Premises.
Any claim by Tenant under the Lease against the mortgagee or such successor shall be satisfied solely out of the mortgagee’s or such successor’s interest in the Premises or the proceeds from the sale thereof and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor.
9.2 Assignment of Rents
With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees
(a)	that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage (or the acceptance of a deed in lieu of foreclosure) or the taking of possession of the Premises.
9.3 Implementation of Article IX
Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article IX.
[END OF ARTICLE IX]

     EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD:

JRS Pharma LP
By:	J. Rettenmaier America, Inc., General Partner

By:	/s/ Josef O. Rettenmaier Name: Josef O. Rettenmaier
Title: President

TENANT:

PENWEST PHARMACEUTICALS CO.

By:	/s/ Jennifer L. Good

Name: Jennifer L. Good
Title: Sr. VP Finance & CFO

ASSEMBLY COM MAFG SHIPPING & RECEVING WAREHOUSE REST ROOMS CAFÉ ASSEMBLY AREA A LOBBY DemisingWall, including doorway

EXHIBIT B
LANDLORD’S SERVICES

AREAS OF RESPONSIBILITY:	Landlord shall maintain the entire building including:
lobby, hallways, laboratories and all office areas

GENERAL CLEANING:	The following services shall be performed:
OFFICE AREAS — THREE TIMES A WEEK:

Empty all wastebaskets and containers and remove to a designated area.

Replace basket liners if agreed.

Dust all desk tops, files, office equipment, picture frames, etc. within normal reach, weekly.

Dry mop all resilient tile surfaces using chemically treated dry mops.

Vacuum all non-obstructed carpeted areas.

Vacuum all floor mats.

Clean entrance door glass.

Clean and sanitize drinking fountains.

LAVATORIES — THREE TIMES A WEEK:

Sweep and damp mop the floor using the proper disinfectants.

Wash and polish all mirrors, powder shelves and bright work.

Wash and disinfect all toilet bowls and urinals.

Wash and wipe dry both sides of the toilet seats with an approved germicidal detergent leaving the seats in an upright position.

Thoroughly dust all dispensers and partitions within normal reach. Wash and disinfect monthly.

Refill all dispensers with bathroom supplies.

Empty all trash receptacles and remove contents to a designated area.

MISCELLANEOUS:

Maintain grounds and walkways.

Replace light bulbs in parking lots.

Snow and ice removal as needed.

November 5, 2004
JRS Pharma LP
c/o John F. Koryto, Esq.
Miller, Johnson, Snell and Cumsikey, P.L.C.
303 N. Rose Street, Ste. 600
Kalamazoo, MI 49007-3850
Re: Lease Agreement dated February 27, 2003
Dear Sir:
As per Article 2.4 of the above referenced lease agreement, Penwest Pharmaceuticals Co. is exercising its right to extend the term of our Lease Agreement for another year, through February 26, 2006. This represents the first of three one-year Extension Terms provided for in the Lease Agreement.
Please sign below (in duplicate, one copy for each party) acknowledging timely receipt of this notification.
Sincerely,
Jennifer L. Good
Sr. Vice President, Finance and CFO

Notification by / Date	Receipt Acknowledged by / Date

/s/ Jennifer L. Good 11/5/04	/s/ Stephen J. Berté, Jr.

Jennifer L. Good	Stephen J. Berté
Sr. Vice President, Finance and CFO	Sr. Vice President, General Manager
Penwest Pharmaceuticals Co.	JRS Pharma LP

cc:	Heinz Petersen Steve Berte’

Lease Amendment
2981 Route 22
Patterson, NY
Modification of Lease dated February 27, 2003
Effective February 27, 2005
This document is intended to augment and revise certain provisions in the original lease between JRS Pharma LP (JRS) and Penwest Pharmaceuticals Co. (Penwest) dated February 27, 2003. During the course of the initial lease term a few modifications were derived to deal with changing situations and more closely match the Penwest utilization of the space. Areas of change include:
1.	Tenant Space: Warehouse space is added to the tenant space to allow Penwest to store material and establish a lab area Penwest Warehouse Space. The total square footage of this area is 760 sq ft (38’ x 20’) and is to be billed at the $12.00 per rentable square foot rate as set forth in the original lease.

2.	Operating Expenses: Paid by tenant pursuant to Section 2.6 to be modified to incorporate the new square footage in the above mentioned Penwest Warehouse Space. Adding the 760 sq ft changes the allocation from 28.98% to 30.51%.
a.	Energy Costs- Electric: Per the Lease, total energy costs, comprised of two NYSEG billings, were allocated based on the square foot allocation. In reviewing the actual mapping of the two electrical bills with the building’s electrician (Losito), it was determined that the NYSEG billed addressed to “Timerx Technologies” captures all current electrical usage of Penwest, with the exception of the newly allotted Penwest Warehouse Space. It is agreed that the electricity costs will not be subject to the allocated operating expense calculation. Instead, Penwest will pay the total electric cost of the “Timerx Technologies” bill and will not be responsible for the allocated percentage on the other NYSEG bill. For the portion of the electric costs related to the Penwest Warehouse Space, a meter has been attached to the Penwest machinery to measure actual electricity usage. A log will be maintained of monthly meter readings. The monthly usage times the blended demand rate will be used to calculate an added electric charge for the Penwest Warehouse Space.

b.	Energy Costs – Gas: The NYSEG “Timerx Technologies” bill also includes the total gas charges for the building. This portion of the bill is to be allocated to Penwest based on the allocation percentage.
3.	Asset replacement: An Atlas Copco air compressor, used to power Penwest HPLC units, HVAC systems and dust collector systems was purchased by JRS in November, 2004. Penwest agreed to pay for the usage of this piece of equipment as long as they occupy the space as per this lease (up to the point the full purchase price has been recovered by JRS). The monthly equipment cost is to be $382.01, beginning December 2004, based on an asset cost of $36,673 and an 8 year estimated life. Once Penwest vacates the space, they will no longer be liable for this monthly charge.

JRS PHARMA L.P.	PENWEST PHARMACEUTICALS CO.

By/Date: March 4, 2005	By/Date: March 7, 2005

Name: /s/ Stephen J. Berté, Jr.	Name: /s/ Jennifer L. Good

Title: Sr. Vice President, General Manager	Title Sr. Vice President Finance & CFO

November 14, 2005
JRS Pharma LP
c/o John F. Koryto, Esq.
Miller, Johnson, Snell and Cumsikey, P.L.C.
303 N. Rose Street, Ste. 600
Kalamazoo, MI 49007-3850
Re: Lease Agreement dated February 27, 2003
Dear Sir:
As per Article 2.4 of the above referenced lease agreement, Penwest Pharmaceuticals Co. is exercising its right to extend the term of our Lease Agreement for another year, through February 26, 2007. This represents the second of three one-year Extension Terms provided for in the Lease Agreement.
Please sign below (in duplicate, one copy for each party) acknowledging timely receipt of this notification.
Sincerely,
Jennifer L. Good
Sr. Vice President, Finance and CFO

Notification by / Date	Receipt Acknowledged by / Date

/s/ Jennifer L. Good 11/14/05	/s/ Stephen J. Berté, Jr.

Jennifer L. Good	Stephen J. Berté, Jr.
Sr. Vice President, Finance and CFO	Sr. Vice President, General Manager
Penwest Pharmaceuticals Co.	JRS Pharma LP

cc:	Heinz Petersen Steve Berte’

Lease Amendment
2981 Route 22
Patterson, NY
Modification of Lease dated February 27, 2003 (as amended on 2/27/05)
Effective September 1, 2006
This document is intended to amend certain provisions in the original lease between JRS Pharma LP (JRS) and Penwest Pharmaceuticals Co. (Penwest) dated February 27, 2003, as amended on February 27, 2005. Areas of amendment include:
4.	Tenant Space: Warehouse space is added to the tenant space to allow Penwest to store material in an area adjacent to existing Penwest Warehouse Space. The total square footage of this additional area is 400 sq ft (approximately 20’ x 20’) and is to be billed at the $12.00 per rentable square foot rate as set forth in the original lease.

5.	Operating Expenses: Paid by tenant pursuant to Section 2.6 to be modified to incorporate the additional square footage noted in sec. 1 above. Adding the 400 sq ft changes the allocation from 30.51% to 31.32%.

JRS PHARMA L.P.	PENWEST PHARMACEUTICALS CO.

By/Date: /s/ Stephen J. Berté, Jr.	By/Date: /s/ Jennifer L. Good

Name: Stephen J. Berté, Jr.	Name: Jennifer L. Good

Title: Sr. Vice President, General Manager	Title: President & CEO

November 22, 2006
JRS Pharma LP
c/o John F. Koryto, Esq.
Miller, Johnson, Snell and Cumsikey, P.L.C.
303 N. Rose Street, Ste. 600
Kalamazoo, MI 49007-3850
Re: Lease Agreement dated February 27, 2003
Dear Sir:
As per Article 2.4 of the above referenced lease agreement, Penwest Pharmaceuticals Co. is exercising its right to extend the term of our Lease Agreement for another year, through February 26, 2008. This represents the third of three one-year Extension Terms provided for in the Lease Agreement.
Please sign below (in duplicate, one copy for each party) acknowledging timely receipt of this notification.
Sincerely,
Jennifer L. Good
President and CEO

Notification by / Date	Receipt Acknowledged by / Date

/s/ Jennifer L. Good 11/22/06	/s/ Heinz Petersen 11/27/06

Jennifer L. Good	H. Petersen
President and CEO	CFO
Penwest Pharmaceuticals Co.	JRS Pharma LP

cc:	Heinz Petersen Steve Berte’

AMENDMENT TO LEASE
     THIS AMENDMENT TO LEASE (this “Amendment”), is dated as of June 2, 2007 (the “Effective Date”), and is by and between JRS PHARMA LP, a limited partnership, as landlord (“Landlord”), and PENWEST PHARMACEUTICALS CO., a Washington corporation, as tenant (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant are parties to that certain lease, bearing a Commencement Date as of February 27, 2003 for the lease of approximately 14,382 square feet in a building situated at 2981 Route 22, Patterson, New York, as more particularly described in the lease (the “Original Lease”). The Original Lease was amended by that certain Lease Amendment with an effective date of February 27, 2005 thereby adding 760 square feet of space known as the Penwest Warehouse Space (“Lease Amendment of February 2005”), and that certain Lease Amendment with an effective date of September 1, 2006 thereby adding 400 square feet of space adjacent to the Penwest Warehouse Space (“Lease Amendment September 2006”). The Original Lease, Lease Amendment of February 2005 and Lease Amendment of September 2006 are hereinafter collectively referred to as the “Lease,” and the total rentable square feet of the Lease is 15,542 square feet.
     WHEREAS, Landlord and Tenant desire to further amend the Lease pursuant to the terms, conditions and provisions of this Amendment.
     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Recitals Incorporated. The foregoing recitals are hereby incorporated as if fully set forth hereunder.
     2. Amendments. Landlord and Tenant hereby agree to amend and restate the Lease as follows:
          A. Effective March 1, 2008, the definition of “Annual Rent” set forth in Article 1.1 of the Lease shall be amended and restated in its entirety as follows:
               “ANNUAL RENT: $16.00 per rentable square foot per annum (i.e. $248,672.00 per annum, and $20,722.67 monthly).”
          B. Article 2.4 of the Lease is amended and restated in its entirety as follows:
               “Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing to February 28, 2009 (“Extended Term”), unless sooner terminated as provided in Section 6.1 or Article VII.

               Tenant shall have the right to further extend the Extended Term with respect to Tenant’s Space for an additional ten (10) month period until December 31, 2009, on all the same terms and conditions, as hereby amended, as are in force at the expiration of the Extended Term, by providing Landlord with prior written notice at least one (1) month before the end of the Extended Term. Upon the expiration of the Extended Term, the Term shall not be further extended or deemed extended, but shall expire and terminate.”
     3. No Other Amendment. Except as expressly set forth herein, there are no amendments or other modifications to the Lease, and the Lease, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, this Amendment has been executed by Landlord and Tenant as of the Effective Date.

JRS PHARMA LP
By:	/s/ Stephen J. Berté, Jr.
	Name:	STEPHEN J. BERTÉ, JR.
	Title:	Sr. Vice President, General Manager
5/31/07

PENWEST PHARMACEUTICALS CO.
By:	/s/ Jennifer Good
	Name:	Jennifer Good
	Title:	President & CEO
6/1/07

2

January 9, 2009
JRS Pharma LP
c/o John F. Koryto, Esq.
Miller, Johnson, Snell and Cumsikey, P.L.C.
303 N. Rose Street, Ste. 600
Kalamazoo, MI 49007-3850
Re: Lease Agreement dated February 27, 2003, as amended June 2, 2007
Dear Sir:
As per Article 2.4 of the above referenced lease agreement, Penwest Pharmaceuticals Co. is exercising its right to extend the term of our Lease Agreement for an additional ten month period, through December 31, 2009.
Please sign below (in duplicate, one copy for each party) acknowledging timely receipt of this notification.
Sincerely,
Jennifer L. Good
President and CEO

Notification by / Date	Receipt Acknowledged by / Date

/s/ Jennifer L. Good 1/9/09	/s/ John F. Koryto 1/16/09

Jennifer L. Good	John F. Koryto
President and CEO	Attorney & Secretary for
Penwest Pharmaceuticals Co.	Rettenmairer America, Inc.
General Partner of JRS Pharma LP

cc:	Steve Berte’ Beth Murray Ben Palleiko Ling Zeng

FOURTH AMENDMENT TO LEASE
     THIS FOURTH AMENDMENT TO LEASE (this “Amendment”), is dated as of November 3, 2009 (the “Effective Date”), and is by and between JRS PHARMA LP, a Delaware limited partnership, as landlord (“Landlord”), and PENWEST PHARMACEUTICALS CO., a Washington corporation, as tenant (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant are parties to that certain lease, bearing a Commencement Date as of February 27, 2003 for the lease of approximately 14,382 square feet in a building situated at 2981 Route 22, Patterson, New York, as more particularly described in the lease (the “Original Lease”). The Original Lease was amended by that certain Lease Amendment with an effective date of February 27, 2005 thereby adding 760 square feet of space known as the Penwest Warehouse Space (the “Lease Amendment of February 2005”), that certain Lease Amendment with an effective date of September 1, 2006 thereby adding 400 square feet of space adjacent to the Penwest Warehouse Space (the “Lease Amendment September 2006”) and that certain Amendment to Lease with an effective date of June 2, 2007 thereby amending the annual rent due and extending the term of the Original Lease (the “Lease Amendment June 2007”). The Original Lease, Lease Amendment of February 2005, Lease Amendment of September 2006 and Lease Amendment of June 2007 are hereinafter collectively referred to as the “Lease,” and the total rentable square feet of the Lease is 15,542 square feet (“Premises”).
     WHEREAS, Landlord and Tenant desire to further amend the Lease pursuant to the terms, conditions and provisions of this Amendment.
     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Recitals Incorporated. The foregoing recitals are hereby incorporated as if fully set forth hereunder.
     2. Operating Expenses. Based on the 15,542 square feet comprising the Premises, Tenant’s Proportionate Share of Operating Expenses, as defined in Section 2.6, is 31.32%.
     3. Amendments. Landlord and Tenant hereby agree to amend and restate the Lease as follows:
          A. Article 2.4 of the Lease is amended and restated in its entirety as follows:
               “Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing to December 31, 2010 (“Extended Term”), unless sooner terminated as provided in Section 6.1 or Article VII.”

          B. Effective January 1, 2010, the definition of “Annual Rent” set forth in Article 1.1 of the Lease shall be amended and restated in its entirety as follows:
               “ANNUAL RENT: $13.50 per square foot per annum (i.e. $209,817.00 per annum, and $17,484.75 per month).”
          C. Tenant shall have the right to further extend the Extended Term with respect to the Premises for one (1) additional term of twelve (12) months (the “Renewal Term”) by providing Landlord with written notice of Tenant’s intent to exercise this option to renew at least one (1) month before the expiration of the Extended Term.
          D. The Renewal Term shall be on all the same terms and conditions, including Annual Rent as are in force at the expiration of the Extended Term.
          E. Upon execution of this Amendment, Tenant shall pay to Landlord, as security for the faithful performance of all terms, covenants and conditions of the Lease, as amended, a sum in the amount of $17,484.75 (“Security Deposit”). Subject to Tenant’s satisfactory compliance with the terms, covenants and conditions of the Lease, as amended, Landlord shall return the Security Deposit to Tenant within thirty (30) days after the expiration or sooner termination of the Extended Term or Renewal Term, as the case may be.
     4. No Other Amendment. Except as expressly set forth herein, there are no amendments or other modifications to the Lease, and the Lease, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
[Signatures on following page]

This Amendment has been executed by Landlord and Tenant as of the Effective Date.

LANDLORD JRS PHARMA LP
By:	/s/ Stephen J. Berté, Jr. 11/3/09
	Name:	Stephen J. Berté, Jr.
	Title:	Sr. Vice President, General Manager

TENANT PENWEST PHARMACEUTICALS CO.
By:	/s/ Frank Muscolo 11/3/09
	Name:	Frank Muscolo
	Title:	Controller & CAO